    Exhibit 10.(iii)(A)(6)


October 14, 1996

Mr. James T. Jurinak
8601 Robinson Court
Fort Wayne, IN  46825

Dear Jim:

This letter sets forth the basic terms of your employment with Deflecta-Shield Corporation (the "Company"):

Position:         You will serve as Vice President and General Manager
                  of our Autotron Division in Longmont, Colorado.
                  Additionally, Site Managers of our Corydon, Iowa and
                  Compton, California (Fibernetics) facilities will report to you. You will perform duties as directed by, and report to, the Chief Operating Officer of the Company.

Start Date:       December 2, 1996

Compensation:     $130,000 per annum base salary, with annual reviews at
                  the discretion of the President of the Company.

Bonus: You will be eligible for a bonus of 30% of base pay earned if the Company achieves it budgeted goals, plus a discretionary bonus as determined by the Board if DFM exceeds budgeted goals.

Stock Options:    On November 13, 1996, the Board of Directors will vote
                  on a grant of options in your favor for 40,000 issued shares of common stock of the Company with an exercise price equal to the closing price on NASDAQ on December
                  2, 1996. Options will vest annually in equal installments over three years with 13,333 vesting on your anniversary date in December, 1997, December
                  1998, and December 1999 respectively. These options will be granted under the terms of the Deflecta-Shield
                  Corporation Stock Program currently in effect and with other terms substantially similar to stock options previously granted to management of the Company.

Benefits:         You will be eligible to participate in employment
                  benefits (including 401(k) and medical insurance coverage provided to all of the Company's employees, subject to the terms and conditions of such plans and applicable law. (Note: It was agreed that your medical coverage would not be interrupted or at any additional cost to you during your transition to Deflecta-Shield.)

Vacation:         You will be entitled to three (3) weeks paid vacation
                  in 1997 and 1998 respectively. Beginning in 1999, your vacation benefit will be increased to four (4) weeks.

Automobile:       You will be provided with a late model light truck or
                  sport utility vehicle for your use, and at Company expense.

Relocation:       The company will pay your reasonable relocation
                  expenses (e.g. moving, storage, travel costs) to the Denver, Colorado area and also temporary living expenses (e.g. lodging, transportation, trips home) upon presentation of appropriate evidence. The brokerage fee associated with selling your current residence will be paid by the Company.

You acknowledge and agree that as an employee of the Company, you will be provided with confidential information, trade secrets, and proprietary information of the Company and its subsidiaries and affiliates. Confidential information, trade secrets, and proprietary information includes, but is not limited to, any and all: sales activities, sales records, sales histories, customer lists or knowledge of the Company's customers and/or potential customers, sales volume by customer, territory, state, or representative: market activities, potential sales and/or markets, market strategies; product specifications, materials and costs: development of new products; inventions and information pertaining to research and development; the quantity of various products and/or product mix of the Company as it relates to overall sales and/or any particular products: manufacturing processes and/or costs and/or time studies; product designs, dimensions, tolerances; suppliers, quantity of materials purchases from suppliers, use of materials purchased from suppliers; shipping methods; pricing; profit margins whether per product or otherwise; financial information which is non-public; information concerning management, financial condition, financial operation, purchasing activities, and business plans; and all other types and categories of information which are generally understood by persons involved in the industry and/or by general business practice to be confidential information, trade secrets and/or proprietary information.

You agree that you will not disclose or use in any manner any confidential information, trade secrets and/or proprietary information of the Company or any subsidiary, affiliate, or any company acquired by the Company during your employment and thereafter for the longest time permitted by applicable law, and that in the event your employment is terminated, for whatever reason, you will promptly deliver and return to the Company all records, drawings, blueprints, notes, notebooks, memoranda, specifications, property and documents or materials of any kind or nature whatsoever which pertain in any way to the Company, its subsidiaries, its affiliates or any company acquired by the Company during your employment.

Notwithstanding anything to the contrary contained in this letter, you may terminate your employment with the Company at any time for any reason or no reason, and your employment may be terminated at any time by the Company for any reason or no reason. Upon termination of your employment with the Company, you will be paid all base salary due to you as of the date of termination. In addition, you will receive six (6) months severance pay ("Severance Payments") following the effective date of such termination, which shall include your base salary and a proration of earned bonus based on termination date, provided, however, that if you voluntarily terminate your employment with the Company or your employment is terminated by the Company of "Cause", you will not be entitled to Severance Payments of any kind. These Severance Payments will be made in the same manner as your salary. As used in this letter, "Cause" shall mean: (i) the commission of a felony (other than driving while intoxicated or while under the influence of alcohol or drugs),
(ii) a willful dereliction of duty or intentional malicious conduct contrary to the best interests of the Company or its business if such dereliction of duty or misconduct is not corrected within thirty (30) days after written notice thereof from the Company, or (iii) a refusal to perform reasonable service customarily performed by the Executive (other than by reason of a Disability) if such refusal is not corrected within thirty (30) days after written notice thereof from the Company.

You agree that, for a period of six (6) months from the date of your termination of employment with the Company (for any reason whatsoever), you will not engage or participate in, directly or indirectly (whether as an employee, owner, partner, shareholder, officer, member, director, advisor, consultant, agent or, without limitation by the specific enumeration of the foregoing, otherwise), or render services for or assist, directly or indirectly, any business which is in whole or in part, directly or indirectly competitive with the business of the Company and its subsidiaries as conducted before or at the time of the termination of your employment with the Company in any geographic area in which the Company or any of its subsidiaries is doing business. Further, you agree that for a period of six (6) months from the date of your termination of employment with the company, you will not solicit or attempt to solicit: (i) any person or entity who is or has been a customer, supplier, distributor, licenser, licensee or other business relation of the Company or any subsidiary to cease to do business with the Company or subsidiary; (ii) any person or entity who is or has been a customer of the Company or any subsidiary to purchase any product or service which may be provided by the Company or any subsidiary; or
(iii) any person who is an employee or agent of the Company or any subsidiary to perform services for, or accept employment with, any entity other than the Company, its subsidiaries or its affiliates.

This letter agreement, which shall be governed by Illinois law, supersedes and replaces all written and oral agreements between us. Please sign this letter if you accept and agree to the above described terms and conditions for your employment.

Sincerely,

DEFLECTA-SHIELD CORPORATION         Accepted:



By: /S/ RICHARD D. MINEHART       /S/ JAMES T. JURINAK
    -----------------------       ---------------------
                                    James T. Jurinak

Title: C.O.O. / V.P. Operations


Date: 10/14/96                    Date: 10/14/96